Exhibit 99.1

Flexsteel Announces Record Net Income for Fiscal Year and Fourth Quarter Ended June 30, 2012

DUBUQUE, Iowa--(BUSINESS WIRE)--August 14, 2012--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record net income for the fiscal year ended June 30, 2012 of $13.1 million or $1.86 per share compared to net income of $10.4 million or $1.50 per share in the prior year. Net income for the quarter ended June 30, 2012 was a record $4.4 million or $0.61 per share compared to net income of $3.5 million or $0.50 per share in the prior year quarter.

Net sales for the fiscal year ended June 30, 2012 were $352.1 million compared to $339.4 million in the prior fiscal year, an increase of 4%. Net sales for the quarter ended June 30, 2012 increased 12% to $93.9 million compared to the prior year quarter of $84.2 million.

Net income for the fiscal year improved due to better absorption of fixed costs on the higher sales volume, lower freight costs and a decrease in bad debt expense which were offset by higher legal and professional fees of $2.1 million, primarily related to an Indiana civil lawsuit. The prior year included facility closing costs of $1.0 million and a $0.6 million inventory write-down related to the facility closing. Net income for the fourth fiscal quarter improved due to better absorption of fixed costs from the increased sales volume.

For the fiscal year ended June 30, 2012, residential net sales were $275.4 million compared to $258.1 million for the year ended June 30, 2011, an increase of 7%. Commercial net sales were $76.7 million for the year ended June 30, 2012, a decrease of 6% from net sales of $81.3 million for the year ended June 30, 2011.

For the quarter ended June 30, 2012, residential net sales increased 16% to $74.8 million compared to the prior year quarter of $64.4 million. Commercial net sales were $19.1 million for the quarter ended June 30, 2012 compared to $19.8 million in the prior year quarter.

Working capital (current assets less current liabilities) at June 30, 2012 was $103.7 million as compared to $100.7 million at June 30, 2011. Significant changes in working capital from June 30, 2011 to June 30, 2012 included increased inventories of $9.0 million and increased accounts receivable of $2.2 million partially offset by a decrease in cash of $3.9 million and increased current liabilities of $4.4 million. The higher inventory levels are to support the increases in residential sales volume, expanded product offerings and also reflect the timing of inventory receipts, especially imported finished products and components which require longer lead times. The increase in accounts receivable resulted from the higher shipments in the fourth fiscal quarter.

Cash decreased by $3.9 million during fiscal year 2012 with net cash provided by operating activities of $9.0 million offset by capital expenditures of $10.9 million, including $8.8 million related to construction of a corporate office building, and payment of dividends of $2.5 million. The Company expects that capital expenditures will decrease to approximately $6.0 million in fiscal year 2013 including $2.6 million for the completion of the corporate office building.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that moderate overall top line growth will continue through the end of calendar year 2012 through additions to product offerings and expanding our residential customer base. The Company is expecting current order trends for commercial products to continue for the remainder of the calendar year. The Company is confident in its ability to take advantage of market opportunities as they present themselves. However, our optimism is guarded due to the uncertainty that the upcoming elections and economic factors have on the consumers’ confidence and willingness to buy.

The Company remains committed to its core strategies, which include offering a wide range of quality products and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call

We will host a conference call on August 15, 2012, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID#88515831. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID#88515831.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, including expenses related to the Indiana civil litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30,	June 30,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash	$13,970	$17,889
Trade receivables, net	33,601	31,451
Inventories	82,689	73,680
Other	5,333	5,333
Total current assets	135,593	128,353

NONCURRENT ASSETS:
Property, plant, and equipment, net	29,867	21,387
Other assets	16,212	14,937

TOTAL	$181,672	$164,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$12,973	$9,899
Accrued liabilities	18,876	17,771
Total current liabilities	31,849	27,670

LONG-TERM LIABILITIES:
Other long-term liabilities	10,381	8,434
Total liabilities	42,230	36,104

SHAREHOLDERS’ EQUITY	139,442	128,573

TOTAL	$181,672	$164,677

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Fiscal Year Ended June 30,
	2012		2011
NET SALES	$352,089	100.0%	$339,426	100.0%
COST OF GOODS SOLD	(266,810)	(75.8)	(262,124)	(77.2)
GROSS MARGIN	85,279	24.2	77,302	22.8
SELLING, GENERAL AND ADMINISTRATIVE	(65,033)	(18.4)	(60,422)	(17.8)
FACILITY CLOSING COSTS	--	--	(1,016)	(0.3)
OPERATING INCOME	20,246	5.8	15,864	4.7
OTHER INCOME:
Interest and other income	$422	0.1	343	0.1
INCOME BEFORE INCOME TAXES	20,668	5.9	16,207	4.8
INCOME TAX PROVISION	(7,600)	(2.2)	(5,790)	(1.7)
NET INCOME	13,068	3.7%	$10,417	3.1%
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,781		6,693
Diluted	7,008		6,929
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$1.93		$1.56
Diluted	$1.86		$1.50

	Three Months Ended June 30,
	2012		2011
NET SALES	$93,936	100.0%	$84,200	100.0%
COST OF GOODS SOLD	(70,177)	(74.7)	(63,536)	(75.5)
GROSS MARGIN	23,759	25.3	20,664	24.5
SELLING, GENERAL AND ADMINISTRATIVE	(16,962)	(18.1)	(15,455)	(18.3)
FACILITY CLOSING COSTS	--	--	--	--
OPERATING INCOME	6,797	7.2	5,209	6.2
OTHER INCOME:
Interest and other income	112	0.1	99	0.1
INCOME BEFORE INCOME TAXES	6,909	7.3	5,308	6.3
INCOME TAX PROVISION	(2,510)	(2.6)	(1,820)	(2.2)
NET INCOME	$4,399	4.7%	$3,488	4.1%
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,855		6,710
Diluted	7,205		6,984
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.64		$0.52
Diluted	$0.61		$0.50

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Fiscal Year Ended
	June 30,
	2012	2011
OPERATING ACTIVITIES:
Net income	$13,068	$10,417
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,835	2,690
Deferred income taxes	23	54
Stock-based compensation expense	1,056	1,014
Provision for losses on accounts receivable	(150)	870
Other non-cash, net	7	224
Gain on disposition of capital assets	(34)	(185)
Changes in operating assets and liabilities	(7,828)	(1,284)
Net cash provided by operating activities	8,977	13,800

INVESTING ACTIVITIES:
Net purchases of investments	(372)	(288)
Proceeds from sale of capital assets	34	187
Capital expenditures	(10,939)	(2,573)
Net cash used in investing activities	(11,277)	(2,674)

FINANCING ACTIVITIES:
Dividends paid	(2,535)	(1,839)
Proceeds from issuance of common stock	916	324
Net cash used in financing activities	(1,619)	(1,515)

(Decrease) increase in cash	(3,919)	9,611
Cash at beginning of period	17,889	8,278
Cash at end of period	$13,970	$17,889

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer